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                                 Exhibit 11.1




PAYLESS CASHWAYS, INC.

COMPUTATION OF PER SHARE EARNINGS (LOSS)
----------------------------------------

(In thousands, except per share amounts)

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

                                                           Thirteen Weeks Ended                 Twenty-Six Weeks Ended
                                                     ------------------------------          ----------------------------
                                                        May 31,          May 25,                 May 31,         May 25,
                                                         1997             1996                    1997            1996
                                                     ------------      ------------          ------------      ----------

PRIMARY
-------

Net Income (Loss)                                    $   (13,229)      $     5,866           $   (21,364)      $  (1,757)
     Less:
         Preferred stock dividends                        (1,603)           (1,481)               (3,174)         (2,932)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $   (14,832)      $     4,385          $    (24,538)     $   (4,689)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,963 (1)        40,063                39,961 (1)      39,933 (1)
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $      (.37)      $       .11           $      (.61)           (.12)
                                                     ============      ============          ============      ==========



FULLY DILUTED
-------------

Net Income (Loss)                                    $   (13,229)      $     5,866           $   (21,364)      $  (1,757)
     Less:
         Preferred stock dividends                        (1,603)           (1,481)               (3,174)         (2,932)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $   (14,832)      $     4,385          $    (24,538)     $   (4,689)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,963 (1)        40,079                39,961 (1)      39,933 (1)
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $      (.37)      $       .11           $      (.61)           (.12)
                                                     ============      ============          ============      ==========







(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.
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